UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 13, 2025

VERTIV HOLDINGS CO
Exact name of registrant as specified in its charter

Delaware	001-38518	81-2376902
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

505 N. Cleveland Ave, Westerville, Ohio 43082
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: 614-888-0246

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	VRT	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
On October 13, 2025, Vertiv Holdings Co (the “Company”) announced the appointment of Craig Chamberlin as the Company’s next Chief Financial Officer (“CFO”) effective November 10, 2025. Mr. Chamberlin will report directly to the Company’s Chief Executive Officer, Giordano Albertazzi. Consistent with its announcement on May 21, 2025, the Company’s current CFO, David Fallon, will retire from his position as the CFO of the Company effective November 9, 2025. Pursuant to the terms of his Transition and Consulting Agreement, following his retirement as CFO, Mr. Fallon will serve as a consultant to the Company through December 31, 2026 to ensure an orderly transition of the role to Mr. Chamberlin.
Mr. Chamberlin, age 45, brings over 20 years of finance and leadership experience to the Company’s financial executive team. He has served as Group Vice President and CFO of Wabtec Corporation’s (“Wabtec”) transit business since February 2022 and previously served as Group President and CFO of Wabtec’s global operations and engineering unit, a position he held from July 2019 to February 2022. He began his career at General Electric, where he served several roles throughout his career from 2005 to 2019, and eventually became Executive Director and CFO of global supply chain and engineering in 2017, where he served until its sale to Wabtec in 2019. Mr. Chamberlin received his Bachelor of Science in Electrical Engineering and his Master of Business Administration from Ohio University.
There are no arrangements or understandings between Mr. Chamberlin and any other persons pursuant to which Mr. Chamberlin was selected as CFO of the Company. Mr. Chamberlin has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), nor are any such transactions currently proposed. Mr. Chamberlin has no family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company, and there are no transactions between Mr. Chamberlin and the Company that would be required to be reported under Item 404(a) of Regulation S-K.
In connection with Mr. Chamberlin’s appointment, the Company entered into an offer letter (the “Offer Letter”) with him, which provides that he will receive an annual base salary of $750,000 and will be eligible to participate in the Vertiv Income Plan (“VIP”) with an annual target bonus opportunity of 100% of his base salary. He will also be eligible to receive, pursuant to the Company’s 2020 Stock Incentive Plan, (i) starting in March 2026, an annual equity grant with a target grant date fair value equal to $2,000,000, and (ii) in connection with his appointment, a one-time sign-on cash award equivalent to $300,000 and a one-time sign-on equity grant of restricted stock units with a target grant date fair value of $1,050,700, to vest over 3 years (as to 50%, 30% and 20% after one, two and three years, respectively).
He will also be subject to the Executive Employment Policy of the Company and receive other benefits from the Company, including participation in the Company’s 401(k) plan and benefits program; executive severance under the Company’s Employment Policy if his employment is involuntarily terminated for a reason other than “Cause” or if he terminates for “Good Reason” (as each is defined in the Company’s Executive Employment Policy in effect at such termination); and termination benefits under the Company’s Change of Control Plan upon occurrence of events specified therein. Mr. Chamberlin executed an agreement subjecting him to confidentiality provisions and certain post-termination non-competition and non-solicitation covenants. A copy of the Offer Letter will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q and is incorporated by reference herein. The foregoing summary of the Offer Letter does not purport to be complete and is subject to and qualified in its entirety by reference to the Offer Letter.
Item 7.01    Regulation FD
On October 13, 2025, the Company issued a press release announcing the matters set forth under Item 5.02 above.
The information set forth in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information in this Item 7.01, including Exhibit 99.1, shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01 (d) Financial Statements and Exhibits

Exhibit No.	Exhibit Description
99.1	Press release of Vertiv Holdings Co, dated October 13, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2025	Vertiv Holdings Co
/s/ Stephanie Gill
Name: Stephanie Gill
Title: Chief Legal Counsel and Corporate Secretary